FieldPoint Petroleum announces Dividend in the form of Common Stock Purchase Warrants

December 19, 2011

Austin, TX Dec 19, 2011 FieldPoint Petroleum Corporation (AMEX:FPP) announced today that on November 18, 2011 its Board of Directors approved a dividend to shareholders of record at the close of business on December 30, 2011 (the “Record Date”).

The Warrant shall grant the holder the right to purchase one additional share of Common Stock for each share held on the Record Date, for a period of six years, at an exercise price of $4.00 per share. The Company will file a Registration Statement on Form S-3 registering the shares of Common Stock issuable upon exercise of the Warrants (the “Registration Statement”). The Warrant will be distributed only upon the Registration Statement being declared effective by the SEC.  No prediction can be made when that distribution will occur.

Payment of the dividend should have no tax consequences for the shareholder at the time of grant.

Also, the Company is applying to have the Warrants approved to list and trade on the NYSE-AMEX exchange separately from the Common Stock.

FieldPoint President and CEO Ray D. Reaves said, “I am extremely pleased that we have found a way to reward our loyal shareholders in a manner that allows them to further share in the future successes of FieldPoint without having to make a financial commitment today.”

More Details Regarding the Warrant:

The dividend will consist of one (1) newly authorized Common Stock Purchase Warrant (the “Warrant”) to be distributed for every one (1) share of the Company’s Common Stock owned as of the Record Date.  Following the Record Date, the Company’s Common Stock will trade ex-dividend on the Amex Exchange.  The Company has the right to call the Warrant for redemption in the future under certain circumstances, including the requirement that the market price of the Common Stock equal or exceed 150% of the exercise price of the Warrant ($6.00).  If the Company exercises such a redemption right, holders of the Warrant will have 30 days to exercise the Warrants.  Holders would be under no obligation to exercise the Warrants but would surrender them if they choose not to do so.

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com